FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | DECEMBER 31, 2001   |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940
----------------------------------------------------------------------------
1. Name and Address of Reporting Person

         Hadley                      Dennis                        W.
   -------------------------------------------------------------------------
       (Last)                      (First)                    (Middle)

         100 Tri-State Drive              Suite 200
   -------------------------------------------------------------------------
                                  (Street)

         Lincolnshire                 IL                       60069
   -------------------------------------------------------------------------
       (City)                      (State)                      (Zip)

----------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

      Ivex Packaging Corporation / IXX
----------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person, if an entity
   (Voluntary)

----------------------------------------------------------------------------
4. Statement of Month/Year

      2000
----------------------------------------------------------------------------
5. If amendment, Date of Original (Month/Year)

----------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ___ Director                               ___ 10% Owner
    X  Officer (give title below)             ___ Other (specify below)
   ---
          Vice President, Human Resources
----------------------------------------------------------------------------
7. Individual or Joint/Group Reporting (check applicable line)
    X Form Filed by One Reporting Person
   ---
   ___Form Filed by More than one Reporting Person

============================================================================
Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
----------------------------------------------------------------------------
1. Title of Security (Instr. 3)

      Common Stock

----------------------------------------------------------------------------
2. Transaction Date (Month/Day/Year)

      12/29/00
----------------------------------------------------------------------------
3. Transaction Code (Instr. 8)

      P
----------------------------------------------------------------------------
4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         355.16                         A                         $8.447
    ----------------               ------------                  --------
         Amount                     (A) or (D)                    Price
----------------------------------------------------------------------------
5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)

      355.16
----------------------------------------------------------------------------
6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

      D
----------------------------------------------------------------------------
7. Nature of Indirect Beneficial Ownership (Instr. 4)

----------------------------------------------------------------------------


[TYPE ENTRIES HERE]



============================================================================
TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible
           securities)
----------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 3)

   Employee Stock Option (right to buy)
----------------------------------------------------------------------------
2. Conversion or Exercise Price of Derivative Security

      $10.94
----------------------------------------------------------------------------
3. Transaction Date (Month/Day/Year)

      12/29/00
----------------------------------------------------------------------------
4. Transaction Code (Instr. 8)

      A
----------------------------------------------------------------------------
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

             12,500
        ------------------                        ------------------
               (A)                                        (D)
----------------------------------------------------------------------------
6. Date Exercisable and Expiration Date (Month/Day/Year)

           See Explanation                              12/29/10
        ----------------------                   -----------------------
           Date Exercisable                           Expiration Date
----------------------------------------------------------------------------
7. Title and Amount of Underlying Securities (Instr. 3 and 4)

           Common Stock                               12,500
     ------------------------            -------------------------------
               Title                         Amount or Number of Shares
----------------------------------------------------------------------------
8. Price of Derivative Security (Instr. 4)

----------------------------------------------------------------------------
9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

      22,500
----------------------------------------------------------------------------
10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

      D
----------------------------------------------------------------------------
11. Nature of Indirect Beneficial Ownership (Instr. 4)
----------------------------------------------------------------------------

[TYPE ENTRIES HERE]



----------------------------------------------------------------------------

   EXPLANATION OF RESPONSES:

Option vests in three equal annual installments beginning on 12/29/01.



       /s/ Dennis W. Hadley                          January 25, 2001
   ---------------------------------          ---------------------------
   **  SIGNATURE OF REPORTING PERSON                     DATE


-----------------------------

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure

  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
=============================================================================